Exhibit 10.37

ELONG, INC.

SERIES A PREFERRED SHARES PURCHASE AGREEMENT

THIS SHARES PURCHASE AGREEMENT (the “Agreement”) is made as of the 29th day of August, 2003, by and among eLong, Inc., an International Business Company under the laws of the British Virgin Islands (the “Company”), the investors (severally and not jointly, listed on Schedule A hereto, (each of which is herein referred to as an “Investor” and collectively as the “Investors”), and Justin Yue Tang (the “Founder”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.    Purchase and Sale of Shares.

1.1    Sale and Issuance of Series A Preferred Shares.

(a)    The Company shall adopt and file with the Registrar of Companies in the British Virgin Islands on or before the Closing (as defined below in Section 1.2) the Second Amended and Restated Memorandum of Association in the form attached hereto as Exhibit A (the “Restated Memorandum”) and the Second Amended and Restated Articles of Association in the form attached hereto as Exhibit A-1 (the “Restated Articles”).

(b)    On or prior to the Closing, the Company shall have authorized (i) the sale and issuance to the Investors of 9,787,494 of its Series A Preferred Shares (as defined below in Section 2.2(a)) and (ii) the issuance of the Common Shares to be issued upon conversion of the Series A Preferred Shares (the “Conversion Shares”). The Series A Preferred Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Restated Memorandum and the Restated Articles.

(c)    Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing that number of Series A Preferred Shares set forth opposite such Investor’s name on Schedule A hereto for US$1.5325 per share (the “Series A Purchase Price”).

1.2    Closing.    The purchase and sale of the Series A Preferred Shares shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 220 West 42nd Street, 20th Floor, New York, New York, at 10:00 A.M. (local time), on August 29, 2003, or at such other time and place as the Company and Investors agree upon orally or in writing (which time and place are designated as the “Closing”). At the Closing the Company shall deliver to each Investor a certificate representing the Series A Preferred Shares that such Investor is purchasing against payment of the purchase price therefor by check or wire transfer.

2.    Representations and Warranties of the Company and the Founder.    The Company and the Founder (severally and not jointly) hereby represent and warrant to each Investor that, except as set forth on the disclosure letter of even date herewith (the “Disclosure Letter”) furnished to each Investor and special counsel for the Investors, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1    Organization, Good Standing and Qualification.

(a)    The Company is an international business company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted. To the Company and the Founder’s knowledge, the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Company.

(b)    ELongNet Information Technologies (Beijing) Co., Ltd. (the “Subsidiary”) is a wholly foreign-owned subsidiary of the Company and is duly established and validly existing under all applicable laws, ordinances, rules and regulations, as well as judicial interpretations and decisions, of the People’s Republic of China (the “PRC”), including, but not limited to, all applicable laws, ordinances, rules and regulations, as well as judicial interpretations and decisions, of the PRC (the “PRC Laws”). The Subsidiary has full corporate power and authority to (i) enter into the agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby, and all such agreements have been duly authorized by all necessary corporate action on the part of the Subsidiary, (ii) to possess all governmental licenses, permits, authorizations and approvals necessary to enable it to own, operate, lease or otherwise hold its respective properties and assets now owned, operated, leased or otherwise held by it and (v) to carry on its respective business as it is currently conducted and proposed to be conducted as of the date hereof. To the Company and the Founder’s knowledge, the Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Subsidiary. True and complete copies of the articles of association of the Subsidiary, in effect on the date hereof, have been made available by the Company to the Investors. True and complete copies of all shareholder consents of the Subsidiary have been made available by the Company to the Investors.

2.2    Capitalization and Voting Rights of the Company. The authorized capital of the Company consists of:

(a)    Preferred Shares.    Nine Million Seven Hundred Eighty-Seven Thousand Four Hundred Ninety-Four (9,787,494) Preferred Shares, par value $0.01 (the “Preferred Shares”), all of which shares have been designated Series A Preferred Shares (the “Series A Preferred Shares”) and up to all of which may be sold pursuant to this Agreement. The rights, privileges and preferences of the Series A Preferred Shares will be as stated in the Restated Memorandum and the Restated Articles.

(b)    Common Shares.    Forty Seven Million (47,000,000) Common Shares, par value $0.01 (the “Common Shares”), of which Twenty Million (20,000,000) shares are issued and outstanding.

(c)    The outstanding securities of the Company are owned by the security holders in the numbers specified in Exhibit B hereto.

(d)    The outstanding capital shares of the Company are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom.

(e)    Except for (i) the conversion privileges of the Series A Preferred Shares to be issued under this Agreement, (ii) the rights provided in Section 2.4 of that certain Investors’ Rights Agreement in the form attached hereto as Exhibit C (the “Investors’ Rights Agreement”), (iii) currently outstanding options to purchase Four Million Six Hundred Thousand (4,600,000) Common Shares granted to employees and other service providers pursuant to the Company’s Option Plan (the “Option Plan”) and (iv) currently outstanding warrants to purchase Six Hundred Thousand (600,000) Common Shares, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of its capital shares. In addition, the Company has reserved an additional One Million Five Hundred Thousand (1,500,000) Common Shares for purchase upon exercise of options to be granted in the future under the Option Plan. Except for the Voting Agreement (as defined below in Section 2.6 hereof), the Company is not a party or subject to any agreement or understanding, and, to the Company’s and the Founder’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

(f)    All outstanding securities of the Company, including, without limitation, all outstanding capital shares of the Company, all capital shares of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering of the Company’s securities pursuant to Section 4 of the Right of First Refusal and Co-Sale Agreement (as defined in Section 2.6 hereof).

(g)    The Disclosure Letter sets forth a complete list of each security of the Company owned by any officer, director or, in the Company’s reasonable belief, key employee of the Company, the Subsidiary or any PRC Entity (as defined in Section 2.5 hereof), or by any affiliate or any member of the immediate family of any such individual, together with a description of the material terms of the vesting provisions and, to the Company’s and the Founder’s knowledge, the rights of first refusal and rights of repurchase applicable to each such security other than, in each case, those vesting provisions and first refusal and repurchase rights set forth in the Ancillary Agreements (as defined in Section 2.6 hereof). Except as set forth in the Ancillary Agreements, no share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event, other than the passage of time.

2.3    Capitalization and Voting Rights of the Subsidiary.

(a)    The registered capital of the Subsidiary totals US$10,000,000 (the “Equity”), all of which is contributed to, and held by, the Company. The rights and privileges of the Equity will be as stated in the Subsidiary’s articles of association, as amended and restated.

(b)    The Subsidiary is wholly owned by, and is the only subsidiary of, the Company. The Company is the sole legal and beneficial owner of the entire issued share capital of the Subsidiary, there being no other share or loan capital in the Subsidiary or any share or loan capital under option (actual, contingent or otherwise) to purchase or subscribe.

(c)    The Equity is all duly and validly authorized and issued and fully paid, and was issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom.

(d)    Neither the Subsidiary nor the Company is a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Subsidiary, except for the Voting Agreement further described in Section 4.12 hereof.

2.4    Subsidiaries.    Other than the Subsidiary and the PRC Entities (as defined in Section 2.5 hereof), the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Neither the Company nor the Subsidiary is a participant in any joint venture, partnership, or similar arrangement, other than with respect to the PRC Entities.

2.5    Organization of PRC Entities.

(a)    (i)    Beijing eLong Information Technology Co., Ltd (the “ICP Entity”) is a limited liability company duly established and validly existing under PRC Laws. The ICP Entity has all requisite corporate power and authority to enter into the agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby, and all such agreements have been duly authorized by all necessary corporate action on the part of the ICP Entity.

(ii)    Beijing Asia Media Interactive Co., Ltd. (“Asia Interactive”) is a limited liability company duly established and validly existing under PRC Laws. Asia Interactive has all requisite corporate power and authority to enter into the agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby, and all such agreements have been duly authorized by all necessary corporate action on the part of Asia Interactive.

(iii)    Beijing eLong Airline Services Co., Ltd. (“eLong Airline” and, together with the ICP Entity and Asia Interactive, the “PRC Entities”) is a limited liability company duly established and validly existing under PRC Laws. eLong Airline has all requisite corporate power and authority to enter into the agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby, and all such agreements have been duly authorized by all necessary corporate action on the part of eLong Airline.

(b)    Each of the PRC Entities has full corporate power and authority to possess all governmental licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its respective properties and assets and own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its respective business as it is currently conducted and proposed to be conducted as of the date hereof. Except as listed in the Disclosure Letter, each of the PRC Entities has transferred to the Subsidiary all of its assets, as allowable under PRC Laws. True and complete copies of the articles of association of each of the PRC Entities, each as in effect on the date hereof, have been made available by the Company to the Investors. Each of the PRC Entities has a three (3) member board of directors that controls the operations of each PRC Entity. True and complete copies of all shareholder consents of each of the PRC Entities have been made available by the Company to the Investors. Except as set forth in the Disclosure Letter, each of the PRC Entities is duly qualified to do business in each jurisdiction where the nature of its respective business or the ownership or leasing of its respective properties make such qualification necessary.

(c)    (i)    The registered capital of the ICP Entity is RMB 1,000,000, which has been fully paid and is non-assessable and all of which is pledged to the Subsidiary. The Founder and Julia Zhi Qu, respectively, hold 75% and 25%, of the equity interests in the ICP Entity.

(ii)    The registered capital of Asia Interactive is RMB 500,000, which has been fully paid and is non-assessable, and all of which is pledged to the Subsidiary. The Founder and Julia Zhi Qu, respectively, hold 75% and 25% of the equity interests in Asia Interactive.

(iii)    The registered capital of eLong Airline is RMB 500,000, which has been fully paid and is non-assessable and all of which is pledged to the Subsidiary. The ICP Entity and Asia Interactive hold 80% and 20%, respectively, of the equity interests in eLong Airline.

(iv)    The equity interests of each of the PRC Entities were duly and validly issued and were issued in accordance with all applicable securities laws, rules and regulations or pursuant to exemptions therefrom. Except as set forth in the Disclosure Letter, the equity interests in each of the PRC Entities are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any PRC Law, the articles of association or any contract to which any of the PRC Entities is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of any of the PRC Entities having the right to vote (or convertible) into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of any PRC Entity may vote. Except as set forth in the Disclosure Letter or in this section, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which any PRC Entity is a party or is otherwise bound. The Founder has executed loan and share pledge agreements by and between the Founder and the Subsidiary dated July 28, 2000 and November 27, 2000 (the “Founder Share Pledge Agreement”) that irrevocably pledges the ownership of his entire interest in Asia Interactive and the ICP Entity, respectively, to the Subsidiary. Julia Zhi Qu has executed share pledge agreements by and between Julia Zhi Qu and the Subsidiary dated August 22, 2003 (the “Zhi Qu Share Pledge Agreement”) that irrevocably pledges the ownership of her entire interest in Asia Interactive and the ICP Entity, respectively, to the Subsidiary.

(v)    The Subsidiary and eLong Airline entered into a Technical Consulting and Services Agreement on August 22, 2003 whereby the Subsidiary agreed to provide services to eLong Airline on a fee-charging basis. As security for the fees payable to the Subsidiary under such agreement, Asia Interactive and the ICP Entity executed a Share Pledge Agreement in favor of the Subsidiary dated August 22, 2003 (the “eLong Airline Pledge Agreement”) to pledge their entire interest in eLong Airline to the Subsidiary. The eLong Airline Pledge Agreement, the Founder Share Pledge Agreement and the Zhi Qu Share Pledge Agreement shall collectively be called the “Share Pledge Agreements.”

(d)    The Disclosure Letter sets forth a true and complete list of all direct and indirect subsidiaries of each of the PRC Entities, including details such as its name, type of entity, the jurisdiction and date of its organization and its registered capital, the number and type of its issued and outstanding shares or similar ownership interests and the current ownership of such shares or similar ownership interests.

(e)    Other than the subsidiaries of each of the PRC Entities listed in the Disclosure Letter, there are no other corporations, partnerships, joint ventures, associations or other entities in which any of the PRC Entities owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(f)    There are no options, warrants, convertible securities, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any subsidiary of any of the PRC Entities or obligating any of the PRC Entities to issue or sell any portion of the equity interests of, or any other interest in, any such subsidiary.

(g)    No order has been made or petition presented or resolution passed for the winding up of any of the PRC Entities, and no distress, execution or process has been levied against any of the PRC Entities or any of its property.

(h)    None of the PRC Entities are insolvent or unable to pay its debts and there is no unfulfilled decree or court order outstanding against any of the PRC Entities.

2.6    Authorization.    All corporate action on the part of the Company and its respective officers, directors, shareholders and affiliates necessary for the authorization, execution and delivery of this Agreement, the Investors’ Rights Agreement, that certain First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “First Refusal and Co-Sale Agreement”) and that certain Voting Agreement in the form attached hereto as Exhibit E (the “Voting Agreement”, and together with the Investors’ Rights Agreement and the Right of First Refusal and Co-Sale Agreement, the “Ancillary Agreements”), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series A Preferred Shares being sold hereunder and the Conversion Shares has been taken or will be taken prior to the Closing, and this Agreement and the Ancillary Agreements constitute valid and legally binding obligations of the Company and the Founder, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable foreign, United States or state securities laws.

2.7    Valid Issuance of Preferred and Common Shares.    The Series A Preferred Shares being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and United States securities laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable foreign and United States securities laws.

2.8    Governmental Consents.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any United States, local or foreign governmental authority on the part of the Company, the Subsidiary or any of the PRC Entitles is required in connection with the consummation of the transactions contemplated by this Agreement, except (a) the filing of the Restated Articles with the Registrar of Companies of the British Virgin Islands; or (b) such other post-closing filings as may be required in the United States.

2.9    Offering.    Subject in part to the truth and accuracy of each Investor’s representations set forth in Section 3 of this Agreement the offer, sale and issuance of the Series A Preferred Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable foreign or United States securities laws.

2.10    Litigation.    There is no action, suit, proceeding or investigation pending or, to the Company’s and the Founder’s knowledge, currently threatened in writing against the Company, the Subsidiary, any of the PRC Entities or the Founder nor is the Company or the Founder aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company or the Founder) involving the prior employment of any of the Company’s, the Subsidiary’s or any of the PRC Entities’ employees, and either (a) their use in connection with the Company’s, the Subsidiary’s or any of the PRC Entities’ businesses of any information or techniques allegedly proprietary to any of their former employers, or (b) their obligations under any agreements with prior employers. None of the Company, the Subsidiary or the Founder is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company, the Subsidiary or any of the PRC Entities currently pending or that the Company, the Subsidiary or any of the PRC Entities intends to initiate.

2.11    Employment Agreements.    Each present and former employee and officer of the Company, the Subsidiary and the PRC Entities has executed an employment agreement in substantially the form provided to special counsel for the Investors. The Founder and each senior employee (as reasonably determined by the Investors) of the Company and the Subsidiary has executed an Employment Agreement in the form attached hereto as Exhibit F. Each consultant of the Company and the Subsidiary has executed a Consulting Agreement in substantially the form provided to special counsel to the Investors. Neither the Company nor the Founder is aware that any of the Company’s or the Subsidiary’s current or former employees, officers or consultants are in violation thereof, and the Company will use its diligent efforts to prevent any such violation.

2.12    Intellectual Property.    Except as set forth on the Disclosure Letter, the Company and the Subsidiary have sufficient title and ownership of or licenses to, or can obtain on commercially reasonable terms, all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes (the “Intellectual Property”) necessary for the business of the Company, the Subsidiary and each of the PRC Entities as now conducted and as currently proposed to be conducted without, to the Company’s and the Founder’s knowledge with respect to patents, trademarks, service marks and trade names only (but without having conducted any special investigation or patent or trademark search), any violation or infringement of, or other conflict with, the rights of others. The Disclosure Letter contains a complete list of patents and pending patent applications and registrations and applications for trademarks, copyrights and domain names of, or exclusively licensed to, the Company or its affiliates. Other than pursuant to the employment agreement previously provided to special counsel to the Investors, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this Section 2.13 that is to any extent owned by or licensed to the Company, the Subsidiary or any of the PRC Entities, nor is the Company, the Subsidiary or the Founder bound by or a party to any options, licenses, agreements, claims or encumbrances of any kind with respect to the Intellectual Property of any other person or entity, except, in either case, for intercompany agreements between the Company, the Subsidiary and the PRC Entities, standard end-user, object code, internal-use software license and support/maintenance agreements. None of the Company, the Subsidiary, any of the PRC Entities or the Founder has received any communications alleging that the Company, the Subsidiary, any of the PRC Entities or the Founder has violated or, by conducting its business as currently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity and neither the company nor the Founder is aware of any reasonable basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. Neither the Company nor the Founder is aware that any of the Company’s, the Subsidiary’s or any of the PRC Entities’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or the Subsidiary or that would conflict with the Company’s, the Subsidiary’s or any of the PRC Entities’ businesses as presently conducted or as currently proposed to be conducted. Neither the execution nor delivery of this Agreement or the Ancillary Agreements, nor the carrying on of the Company’s or the Subsidiary’s businesses by the employees of the Company, the Subsidiary or any of the PRC Entities, nor the conduct of the Company’s, the Subsidiary’s or any of the PRC Entities’ business as currently proposed, will, to the Company’s and the Founder’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Neither the Company nor the Founder believes it is or will be necessary to utilize any inventions of any of the Company’s, the Subsidiary’s or any of the PRC Entities’ employees (or people the Company, the Subsidiary or any of the PRC Entities currently intend to hire) made prior to or outside the scope of their employment by the Company, the Subsidiary or any of the PRC Entities.

2.13    Compliance with Other Instruments.    The Company is not in violation or default of any provision of (i) its Restated Articles, (ii) any judgment, order, writ, decree or material contract to which it is a party or by which it is bound, or (iii) to the Company’s and the Founder’s knowledge, any provision of any United States, local or foreign statute, rule or regulation applicable to the Company, which, with respect to clauses (ii) and (iii), default or violation would have a material adverse effect on the business or prospects of the Company, Subsidiary or any of the PRC Entities. The Subsidiary is not in violation or default of any provision of (i) its articles of association, as amended and restated, (ii) any judgment, order, writ, decree or material contract to which it is a party or by which it is bound, or (iii) to the Company’s and the Founder’s knowledge, any provision of any PRC Law applicable to the Subsidiary, which, with respect to clauses (ii) and (iii), default or violation would have a material adverse effect on the business or prospects of the Company, Subsidiary or any of the PRC Entities. Each of the PRC Entities is not in violation or default of any provision of (i) articles of association, as amended and restated, (ii) any judgment, order, writ, decree or material contract to which it is a party or by which it is bound, or (iii) to the Company’s and the Founder’s knowledge, any provision of PRC Law applicable to the Company, including, without limitation, those relating to telecommunication, internet content providers, advertising and ticketing business, occupational health, safety and the environment which, with respect to clauses (ii) and (iii), default or violation would have a material adverse effect on the business or prospects of the Company, Subsidiary or any of the PRC Entities. None of the Company, the Subsidiary or any of the PRC Entities have received any notice from any regulatory body or authority that the Company, the Subsidiary or any of the PRC Entities has committed any criminal, illegal or unlawful act or any violation of or default with respect to any ordinance, statute, regulation, order, decree or judgment of any court of government agency of relevant jurisdiction which, if committed by the Company, the Subsidiary or any of the PRC Entities, may have a material adverse effect upon the assets or business of the Company, the Subsidiary or any of the PRC Entities. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, judgment, order, writ, decree or material contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company, the Subsidiary or any of the PRC Entities or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, the Subsidiary or any of the PRC Entities, their respective businesses or operations or any of their respective assets or properties.

2.14    Agreements and Actions.

(a)    Except for agreements explicitly contemplated hereby and by the Ancillary Agreements, including without limitation, all employment agreements and proprietary information and inventions agreements entered into by the Company or the Subsidiary and set forth on the Disclosure Letter, there are no agreements, understandings or proposed transactions between the Company, the Subsidiary, any of the PRC Entities and their respective officers, directors, affiliates or any affiliate thereof.

(b)    There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company, the Subsidiary or any of the PRC Entities is a party or by which such party is bound that may involve (i) obligations (contingent or otherwise) of, or payments to such party in excess of, $25,000 per annum, or (ii) any license of any patent, copyright, trade secret or other proprietary right to or from the Company, the Subsidiary or any of the PRC Entities (other than the license to the Company, the Subsidiary or any of the PRC Entities of standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of, or influence development of, or require payment with respect to, any product, service or intellectual property offering of the Company, the Subsidiary or any of the PRC Entities), or (iii) provisions materially restricting or affecting the development, manufacture or distribution of the Company’s, the Subsidiary’s or any of the PRC Entities’ products or services, or (iv) indemnification by the Company, the Subsidiary or any of the PRC Entities with respect to infringements of proprietary rights.

(c)    None of the Company, the Subsidiary or any of the PRC Entities has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital shares, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d)    For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e)    Neither the Company nor any of its affiliates has engaged since the date of their respective formations in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company, the Subsidiary or any of the PRC Entities with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, the Subsidiary or any of the PRC Entities or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company, the Subsidiary or any of the PRC Entities is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company, the Subsidiary or any of the PRC Entities.

(f)    None of the agreements set forth on the Disclosure Letter (i) involves or is likely to involve obligations, restrictions or expenditure of any unusual or onerous nature that would have a material adverse effect on the business of the Company, the Subsidiary or any of the PRC Entities, (ii) involves the purchase of materials, supplies or equipment that are in excess of the requirements of the Company, the Subsidiary or any of the PRC Entities for its normal operating purposes, (iii) involves any sales agency, distribution, marketing, purchasing or licensing agreements other than in the ordinary course of business and (iv) involves any joint venture, agency or partnership arrangement or agreement or similar arrangement or agreement other than in the ordinary course of its business.

2.15    Related-Party Transactions.    No employee, officer, director or shareholder of the Company or the Subsidiary (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company or the Subsidiary, nor is the Company or the Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or the Subsidiary, and (c) for other standard employee benefits made generally available to all employees (including Share Option agreements outstanding under any shares plan approved by the Company’s Board of Directors (the “Board of Directors”) and share purchase agreements approved by the Board of Directors). To the Company’s and the Founder’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or the Subsidiary is affiliated or with which the Company or the Subsidiary has a business relationship, or any firm or corporation that competes with the Company or the Subsidiary, except that employees, officers, or directors of the Company and the Subsidiary and members of such Related Parties’ immediate families may own shares in publicly traded companies that may compete with the Company or the Subsidiary. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company or the Subsidiary.

2.16    Permits.    Each of the Company, the Subsidiary and the PRC Entities has all franchises, permits, licenses, and any similar authority necessary for the conduct of its respective business as now being conducted by it, the lack of which could materially and adversely affect the respective business, properties, prospects or financial condition of the Company, the Subsidiary or any of the PRC Entities, and each of the Company and the Founder believes in good faith that the Company, the Subsidiary and each of the PRC Entities can obtain, without undue burden or expense, any similar authority for the conduct of the business of the Company, the Subsidiary and each of the PRC Entities as planned to be conducted. In connection with the operation of the Company’s web sites (the “Web Sites”), the ICP Entity has duly obtained an Internet Information Services License issued by the Telecommunications Bureau of Beijing Municipality and such license is in full force and effect. In connection with the sale of advertising on the Web Sites, Asia Interactive has duly obtained an Advertising License issued by the State Administration for Industry and Commerce and such license is in full force and effect. None of the Company, the Subsidiary or any of the PRC Entities is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.17    Environmental and Safety Laws.    To the Company’s and the Founder’s knowledge, none of the Company, the Subsidiary or any of the PRC Entities’ is in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company’s and the Founder’s knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.18    Manufacturing, Marketing and Development Rights.    None of the Company, the Subsidiary or any of the PRC Entities has granted rights to manufacture, produce, assemble, license, market, or sell their respective products to any other person and is not bound by any agreement that affects the Company’s, the Subsidiary’s or any of the PRC Entities exclusive rights to develop, manufacture, assemble, distribute, market or sell their respective products.

2.19    Disclosure.    The Company has fully provided each Investor with all the information that such Investor has requested in connection with deciding whether to purchase the Series A Preferred Shares. None of this Agreement (including the Disclosure Letter), any of the Ancillary Agreements, or any statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. No part of any document or information provided to the Investors throughout the course of the parties’ communications and negotiations leading up to the Closing was provided with any intention to mislead the Investors and the Company and the Founder have each acted in good faith and with due and careful consideration in providing such documents and information, and believing the same to be true in all material aspects at the time of provision of such documents and information.

2.20    Registration Rights.    Except as provided in the Investors’ Rights Agreement, none of the Company, the Subsidiary or any of the PRC Entities has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.21    Corporate Documents. Except for amendments necessary to satisfy the representations, warranties or conditions contained in this Agreement (the form of which amendments has been approved by the Investors), the Restated Articles, the articles of association of the Subsidiary and the articles of association of each of the PRC Entities are in the form previously provided to special counsel for the Investors.

2.22    Title to Property and Assets.    Each of the Company, the Subsidiary and the PRC Entities has good and marketable title to its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the ownership or use of such property or assets by the Company, the Subsidiary or any of the PRC Entities, as the case may be. With respect to the property and assets it leases, each of the Company, the Subsidiary and the PRC Entities is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances. Neither the Company nor the Subsidiary owns or currently holds any right, by contract or otherwise, to acquire any real property. None of the Company, the Subsidiary or any of the PRC Entities currently holds a leasehold interest or any right, by contract or otherwise, to acquire a leasehold interest in the United States.

2.23    Financial Statements.    The Company has delivered to each Investor its audited consolidated financial statements (balance sheet and income and cash flow statements, including notes thereto) at December 31, 2002 and for the fiscal year then ended, and its unaudited consolidated financial statements (balance sheet and income statement) as at and for the five-month period ended May 31, 2003 (the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited consolidated Financial Statements may not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to May 31, 2003 (the “Financial Statement Date”) and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under U.S. GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP.

2.24    Financial Information of PRC Entities.

(a)    The audited consolidated financial statements of each of the ICP Entity and Asia Interactive for the fiscal years ended December 31, 2000, 2001 and 2002 which have been made available to the Investors (the “PRC Financial Statements”) have been prepared in accordance with U.S. GAAP consistently applied and consistent with prior periods. The PRC Financial Statements fairly present the consolidated financial position of the ICP Entity and Asia Interactive, as the case may be, and their respective consolidated subsidiaries (including eLong Airline) as of the dates thereof. Neither the ICP Entity or Asia Interactive or their respective subsidiaries (including eLong Airline) has any material liabilities or obligations (whether absolute, accrued, contingent or otherwise), except for those (i) that are disclosed in the PRC Financial Statements (or reflected in the notes thereto) or the balance sheet as of May 31, 2003 included in the PRC Interim Financials (as defined below) and reflected in the notes thereto or (ii) that are set forth in the Disclosure Letter.

(b)    The consolidated interim balance sheet, income statement, statement of cash flows and statements of shareholders’ equity of each of the ICP Entity and Asia Interactive and their respective subsidiaries (including eLong Airline) for the five-month period ended May 31, 2003 which have been made available to the Investors (including the notes, the “PRC Interim Financials”) have been prepared in accordance with U.S. GAAP consistently applied and consistent with prior periods, subject to year-end adjustments (which consist only of normal recurring adjustments) and the absence of certain footnote disclosures. The consolidated balance sheets of each of the ICP Entity and Asia Interactive, as the case may be, included in the PRC Interim Financials fairly present the consolidated financial position of the ICP Entity and Asia Interactive and their respective subsidiaries (including eLong Airline) at May 31, 2003, and the related consolidated statements of operations, cash flows and shareholders’ equity included in the PRC Interim Financials fairly present the consolidated results of operations of the ICP Entity and Asia Interactive, as the case may be, and their respective subsidiaries (including eLong Airline) for the five months ended May 31, 2003.

2.25    Changes.    Since the Financial Statement Date there has not been;

(a)    any change in the assets, liabilities, financial condition or operating results of the Company, the Subsidiary or any of the PRC Entities from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)    any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company, the Subsidiary or of any of the PRC Entities (as such businesses are currently conducted and are proposed to be conducted);

(c)    any waiver by the Company, by the Subsidiary or by any of the PRC Entities of a valuable right or of a material debt owed to it;

(d)    any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, the Subsidiary or any of the PRC Entities, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company, the Subsidiary or any of the PRC Entities (as such businesses are currently conducted and are proposed to be conducted);

(e)    any material change or amendment to a material contract or arrangement by which the Company, the Subsidiary, any of the PRC Entities or any of their respective assets or properties is bound or subject;

(f)    any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g)    any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h)    any resignation or termination of employment of any key officer of the Company, the Subsidiary or any of the PRC Entities; and neither the Company nor the Founder knows of the impending resignation or termination of employment of any such officer or key employee;

(i)    receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company, by the Subsidiary or by any of the PRC Entities;

(j)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, the Subsidiary or by any of the PRC Entities, with respect to any of their respective material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s, the Subsidiary’s or any of the PRC Entities’ ownership or use of such property or assets and purchase money mortgages and leased equipment;

(k)    any loans or guarantees made by the Company, the Subsidiary or any of the PRC Entities to or for the benefit of their respective employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l)    any declaration, setting aside or payment or other distribution in respect of any of the Company’s, the Subsidiary’s or any of the PRC Entities’ capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company or by the Subsidiary;

(m)    to the Company’s or the Founder’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company, the Subsidiary or any of the PRC Entities (as such businesses are currently conducted and are proposed to be conducted);

(n)    any incurrence by the Company, the Subsidiary or any of the PRC Entities of any capital expenditure or any capital commitment in excess of US$100,000;

(o)    change by the Company, the Subsidiary or any of the PRC Entities in accounting methods, principles or practice; or

(p)    any agreement or commitment by the Company to do any of the things described in this Section 2.26.

2.26    Employee Benefit Plans and Employee Agreements.

(a)    The Disclosure Letter contains a list of all benefit plans, benefit programs, insurance arrangements, share purchase, share option or other equity plans, fringe benefits, perquisites and any superannuation fund, retirement benefit or other pension schemes or arrangements that the Company, the Subsidiary or any of the PRC Entities maintain, sponsor or contribute to and that benefit any current or former employee, officer, director or consultant of the Company or the Subsidiary (each, a “Benefit Plan”).

(b)    The Company has furnished the Investors with a true and complete copy of each Benefit Plan (or a written summary of any Benefit Plan that is not in writing) and a true and complete copy of each material document, if any, prepared in connection with such Benefit Plan, including without limitation (i) a copy of each trust agreement or other funding arrangement, (ii) each summary or other document delivered to participants, (iii) all forms of participation agreement, share purchase agreement, share option agreement or other agreement with participants, (iv) all documents filed with any governmental agency and (v) all documents received from any governmental agency.

(c)    None of the Benefit Plans is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

(d)    Each Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable laws. No lawsuit, legal action, administrative proceeding or claim is pending or, to the knowledge of the Company or Subsidiary, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course). No fact or event exists that could give rise to any such lawsuit, action, proceeding or claim.

(e)    Each Benefit Plan may be amended, terminated or otherwise discontinued at any time without material liability to the participants, the Investors, the Company, the Subsidiary or any of the PRC Entities, other than ordinary administration expenses.

(f)    The Disclosure Letter contains a list of all employment agreements, consulting agreements and other agreements and contracts between (i) the Company or the Subsidiary and (ii) any current or former employee, officer, director or consultant of the Company or the Subsidiary (each, an “Employment Agreement”).

(g)    The Company has furnished the Investors with a true and complete copy of (i) each Employment Agreement and (ii) each form of employee handbook currently used by the Company, the Subsidiary or any of the PRC Entities (each, an “Employee Handbook”).

(h)    Except as set forth in the Disclosure Letter, each Employment Agreement and each Employee Handbook complies with the requirements of all applicable laws. No employee, officer, director or consultant has commenced or, to the knowledge of the Company, threatened a lawsuit, legal action, administrative proceeding or claim against the Company, the Subsidiary or any of the PRC Entities. To the Company’s and Founder’s knowledge, no fact or event exists that could give rise to any such lawsuit, action, proceeding or claim.

2.27    Labor Agreements and Actions: Employee Compensation.

(a)    None of the Company, the Subsidiary or any of the PRC Entities is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s and the Founder’s knowledge, has sought to represent any of the employees, representatives or agents of the Company, the Subsidiary or any of the PRC Entities. There is no strike or other labor dispute involving the Company, the Subsidiary or any of the PRC Entities pending, or to the Company’s and the Founder’s knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company, the Subsidiary or any of the PRC Entities (as such businesses are currently conducted and are proposed to be conducted), nor is the Company or the Founder aware of any labor organization activity involving the Company’s, the Subsidiary or any of the PRC Entities’ employees.

(b)    The employment of each officer and employee of the Company, the Subsidiary and each of the PRC Entities is terminable at the will of the Company, the Subsidiary or the PRC Entities, as the case may be; provided, such termination is in compliance with PRC Laws.

(c)    To the Company’s and the Founder’s knowledge, the Subsidiary and each of the PRC Entities has complied in all material respects with all applicable PRC Laws related to employment. Except as described in Section 2.27(a) or 2.28(a) or the Disclosure Letter, none of the Company, the Subsidiary or any of the PRC Entities is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, policy, trust or arrangement or other employee compensation agreement. There are no employment, indemnification, severance or termination agreements or arrangements between the Company, the Subsidiary or any of the PRC Entities and any person or entity. The Company, the Subsidiary and each of the PRC Entities do not owe any severance to or have any termination payment agreements with respect to Zhang Ligang.

(d)    None of the Company, the Subsidiary or the PRC Entities has any liability whatsoever (whether legally binding or not) to make any payment to or for the benefit of any employee, officer, consultant, independent contractor or agent in respect of past service, pension or the termination of the employment or engagement of that or any other person (including, without limitation, payments for wrongful or unfair dismissal, loss of office or redundancy), other than in respect to current month payroll expenses and related deductions in relation to employee and employer contributions.

(e)    The Company, the Subsidiary and the PRC Entities have no current or former employees, executive officers or directors who are employed by any of the PRC Entities or providing services for any of the PRC Entities (or who were formerly employed by any of the PRC Entities or formerly provided services for any of the PRC Entities) in the United States.

2.28    Tax Returns, Payments and Elections.    Each of the Company, the Subsidiary and the PRC Entities has timely filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below), all such Tax Returns are accurate, complete and correct in all material respects, and each of the Company, the Subsidiary and the PRC Entities has timely paid all Taxes due. None of the Company or the Subsidiary or any of the PRC Entities has made any elections pursuant to any applicable Tax laws, rules and regulations (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on a consolidated basis on the Company or the Subsidiary or any of the PRC Entities, their respective financial condition, their respective business as presently conducted or proposed to be conducted or any of their respective properties or material assets. Since their respective dates of incorporation, none of the Company or the Subsidiary or any of the PRC Entities has incurred any taxes, assessments or governmental charges other than in the ordinary course of business, and each of the Company, the Subsidiary and the PRC Entities has made adequate provisions on its respective books of account (in accordance with U.S. GAAP, except in the case of the PRC Entities) for all actual and contingent Taxes with respect to its consolidated business, properties and operations for such period. Each of the Company, the Subsidiary and the PRC Entities has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. Each of the Company, the Subsidiary and the PRC Entities is not a “Controlled Foreign Corporation,” a “Foreign Personal Holding Company” or a “Passive Foreign Investment Company,” as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

2.29    Insurance.    The Company, the Subsidiary and each of the PRC Entities has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow them to replace any of their properties that might be damaged or destroyed. The Company, the Subsidiary and each of the PRC Entities has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

2.30    Minute Books.    The minute books of the Company, the Subsidiary and each of the PRC Entities provided to the Investors contain a complete summary of all meetings of directors and shareholders since their respective times of formation and reflect all transactions referred to in such minutes accurately in all material respects.

2.31    Brokers.    None of the Company, the Subsidiary or any of the PRC Entities has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

2.32    Significant Customers and Suppliers.    No customer or supplier that was material to the Company, the Subsidiary or any of the PRC Entities during the last six (6) calendar months or that has been material to the Company, the Subsidiary or any of the PRC Entities thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from, or provision of products or services to, the Company, the Subsidiary or the PRC Entities, as the case may be.

3.    Representations and Warranties of the Investors.    Each Investor, severally and not jointly, hereby represents and warrants, that:

3.1    Authorization.    Such Investor has full power and authority to enter into this Agreement and the Ancillary Agreements and each such Agreement constitutes the valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable United States securities laws.

3.2    Purchase Entirely for Own Account.    This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms that the Securities will be acquired for investment for such Investor’s own account for investment only, and not with a view to the resale or distribution of any part thereof.

3.3    Disclosure of Information.    Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series A Preferred Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series A Preferred Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company and the Founder in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.4    Investment Experience.    Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fond for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series A Preferred Shares. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Series A Preferred Shares.

3.5    Accredited Investor: Non-US Investor.    Such Investor either (1) is an “accredited investor” within the meaning of Rule 501 under the Securities Exchange Act of 1934, as amended (2) is not a “US Person,” and is not acquiring the securities for the account or benefit of any U.S. person, within the meaning of Regulation S under the Securities Act of 1933, as amended (the “Act”). If such Investor is not a U.S. Person, such Investor agrees to resell such securities only in accordance with the provisions of Regulation S under the Act, pursuant to registration under the Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

3.6    Further Limitations on Disposition.    Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a)    There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)    (i)    Such Investor shall have provided ten (10) days prior notice to the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(c)    Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer (i) by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof or to the estate of any such partner of retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, (ii) by an Investor that is a limited liability company to a member of such limited liability company or a retired member of such limited liability company who retires after the date hereof or to the estate of any such member of retired member or the transfer by gift, will or intestate succession of any member to his or her spouse or to the siblings, lineal descendants or ancestors of such member or his or her spouse, or (iii) by an Investor to an affiliate or related individual or to the estate of any such affiliate or related individual or the transfer by gift, will or intestate succession of any affiliate or related individual to his or her spouse or to the siblings, lineal descendants or ancestors of such affiliate or related individual or his or her spouse, provided, however, in any such event, the Investor shall give the Company ten (10) days’ prior notice of such transfer and the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he, she or it were an original Investor hereunder.

4.    Conditions of Investors’ Obligations at the Closing.    The obligations of each Investor under subsection 1.1 (c) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

4.1    Representations and Warranties.    The representations and warranties of the Company and the Founder contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2    Performance.    The Company and the Founder shall have performed and complied with all agreements, obligations and material conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3    Compliance Certificates.    The President of the Company shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled and stating that, except for the effects of the SARS epidemic, there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or financial condition of the Company or the Subsidiary since December 31, 2002. The Founder shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2, with respect to the Founder, have been fulfilled.

4.4    Qualifications.    All authorizations, approvals, or permits, if any, of any foreign, United States or local governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Series A Preferred Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

4.5    Proceedings and Documents.    All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the special counsel for the Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.6    Secretary’s Certificate.    The Secretary or Assistant Secretary of the Company shall deliver to each Investor at the Closing a certificate stating that the copies of (a) the Restated Articles and the Company’s Restated Memorandum and (b) the Board of Director and Company’s shareholder resolutions relating to the sale of the Series A Preferred Shares attached thereto, are true and complete copies of such documents and resolutions.

4.7    Restated Articles.    The Restated Articles shall provide that the Board of Directors shall consist of five (5) persons.

4.8    Board of Directors.    Four of the five directors of the Company shall be Justin Tang, Lawrence Auriana, Sun Li Ming and Zhong Xiao Jian.

4.9    Opinion of Company Counsel.    Each Investor shall have received from Nardlicht & Hand, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit G. Each Investor shall have received from Conyers Dill & Pearman, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit H. Each Investor shall have received from Jiangtian & Gongcheng, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit I.

4.10    Investors’ Rights Agreement.    The Company, each Investor, each Common Holder (as such term is defined therein) and the Founder shall have entered into the Investors’ Rights Agreement in the form attached as Exhibit C.

4.11    First Refusal and Co-Sale Agreement.    The Company, each Investor, each Common Holder (as such term is defined therein) and the Founder shall each have entered into a First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D.

4.12    Voting Agreement.    The Company, each Investor, each Common Holder (as such term is defined therein) and the Founder shall each have entered into a Voting Agreement in the form attached hereto as Exhibit E.

4.13    Indemnification Agreements.    The Company shall have entered into indemnification agreements with each director in the form previously provided to and approved by special counsel to the Investors.

4.14    Corporate Records.    The corporate records of the PRC Entities, including, without limitation, all records with respect to the Share Pledge Agreements, including the shareholder consent to such agreements, shall be in the form previously provided to and approved by special counsel to the Investors.

4.15    Service Agreements.    Each of the agreements listed on Exhibit J attached hereto shall have been amended to the satisfaction of the Investors and their special counsel.

4.16    Youyuan Agreement.    The Trust Investment Agreement by and between the Subsidiary and Shenzhen Youyuan Investment Co., Ltd. (“Youyuan”) dated May 29, 2001, as amended from time to time, (the “Youyuan Agreement”) shall be terminated. Youyuan shall repay the Subsidiary all of the principal amounts that the Subsidiary transferred to Youyuan, whether pursuant to the Youyuan Agreement or otherwise, in addition to all interest and income earned on such principal.

4.17    Intellectual Property.    The evidence of the proper ownership of the Intellectual Property shall be provided to the satisfaction of the Investors and their special counsel.

4.18    Registration of Share Pledge.    The Share pledge Agreements shall be executed by the relevant parties before a notary public and recorded on the shareholder list and other corporate records of the relevant PRC Entities. The registration of the share pledges shall also be completed, to the satisfaction of the Investors and their special counsel, and registered with the local Administration for Industry and Commerce, to the extent possible under PRC Laws.

5.    Conditions of the Company’s Obligations at Closing.    The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by each Investor:

5.1    Representations and Warranties.    The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2    Payment of Purchase Price.    The Investor shall have delivered the purchase price as specified in Section 1.1 (c).

5.3    Qualifications.    All authorizations, approvals, or permits, if any, of any applicable governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Series A Preferred Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

6.    Agreements of the Company.    The Company, the Subsidiary and the Founder covenant and agree with each of the Investors, for the benefit of the Investors, that:

6.1    Preservation of Existence.    Unless approved by the Board of Directors, including the director elected by the Investors (the “Preferred Director”), the Company shall, and shall cause each of the Subsidiary and the PRC Entities to:

(a)    preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of formation or organization where the failure to so preserve and maintain would have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company, the Subsidiary or the PRC Entities (as such businesses are currently conducted and are proposed to be conducted);

(b)    preserve and maintain in full force and effect all rights, privileges, qualifications, applications, licenses, permits and franchises where the failure to so preserve and maintain would have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company, the Subsidiary or the PRC Entities (as such businesses are currently conducted and are proposed to be conducted);

(c)    use its reasonable commercial efforts to preserve its business organization;

(d)    conduct its business in the ordinary course in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties to the extent commercially reasonable so that the efficiency of its business operation shall be reasonably maintained and preserved;

(e)    comply in all material respects with all applicable laws, ordinances, rules and regulations, as well as judicial interpretations and decisions and with the directions of any governmental authority or regulatory body having jurisdiction over the Company, the Subsidiary, any of the PRC Entities or their respective businesses or properties, where the failure to so comply would have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company, the Subsidiary or the PRC Entities (as such businesses are currently conducted and are proposed to be conducted);

(f)    keep true books and records and accounts in which full and correct entries will be made of all of its business transactions, and to reflect in its financial statements adequate accruals and appropriations to reserves all in accordance with U.S. GAAP and consistent with prior business practice;

(g)    file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a governmental authority or regulatory body and that, if not timely filed, would have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company, the Subsidiary or any of the PRC Entities (as such businesses are currently conducted and are proposed to be conducted), including, without limitation, the Subsidiary shall take all commercially reasonable efforts to file for (i) an Advertising Operating Permit with the State Administration for Industry and Commerce within ninety (90) days of the date hereof, (ii) a qualification with the Civil

Aviation Administration of China (CAAC) as a ticketing agency within two hundred seventy (270) days of the date hereof, (iii) a hotel reservation license with the Beijing Tourism Bureau and Beijing Commission of Foreign Economic Relations and Trade within two hundred seventy (270) days of the date hereof and (iv) a call center license with the Ministry of Information Industry within two hundred seventy (270) days of the date hereof; and

(h)    take all commercially reasonable efforts, to cause all of its hotel reservations contracts to be (i) entered into (with respect to new contracts) and (ii) amended or renewed (with respect to existing contracts), as a tri-partite contract with the Subsidiary, the ICP Entity and such hotel (substantially in the form attached hereto as Exhibit K) and such tri-partite contract would distribute the fees received by the Subsidiary and the ICP Entity from such hotel in proportion to the respective services performed by the Subsidiary and the ICP Entity; provided, however, this Section 6.1(h) shall no longer apply in the event that the Subsidiary obtains the hotel reservation license referenced in Section 6.1 (g)(iii).

6.2    Related Party Transactions.    The Company or the Subsidiary shall not enter into any transactions with a Related Party or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party or family member is an officer, director or partner, or in which such Related Party or family member has significant ownership or economic interests or otherwise controls, unless (a) at least twenty (20) days prior to the entry into such transaction, the Related Party notifies each member of the Board of Directors, including the Preferred Director, that such transaction is a “Related Party” transaction subject to this Section 6.2 and (b) the terms of such transaction are equivalent to the terms that could be obtained in a bona fide arms length transaction or are approved by the Board of Directors, including the Preferred Director.

6.3    Fundamental Changes.    Unless approved by the Board of Directors, including the Preferred Director, the Company shall not, and shall cause each of the Subsidiary and the PRC Entities not to, directly or indirectly, enter into any transaction or series of related transactions of merger, amalgamation, consolidation or combination, or consolidate, liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or in a series of transactions all or substantially all of its business, property or assets, whether now owned or hereafter acquired.

6.4    Tax.

(a)    The Company and the shareholders of the Company shall not, without the written consent of Tiger Technology Private Investment Partners, L.P. (“Tiger”) and, so long as it is under common control with Tiger, Tiger Technology II, L.P., issue or transfer shares in the Company to any investor if following such issuance or transfer the Company, in the determination of counsel or accountants for Tiger, would be either a “Controlled Foreign Corporation” (a “CFC”) or a “Foreign Personal Holding Company” (“FPHC”) as defined in the Code with respect to the shares held by any Investor. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Investors; (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide the Investors with access to such other Company information as may be required by such Investors to determine the Company’s status as a CFC or a FPHC, to determine whether each such Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow such Investors to otherwise comply with applicable United States federal income tax laws. In the event that the Company is determined by counsel or accountants for Tiger to be either a CFC or FPHC as defined in the Code (or any successor thereto) with respect to the shares held by any Investor, Company agrees to use commercially reasonable efforts to avoid generating (i) for any taxable year in which the Company is a CFC, “subpart F income,” as such term is defined in Section 952 of the Code, and (ii) for any taxable year in which the Company is an FPHC, “foreign personal holding company income,” as such term is defined in Section 553 of the Code. In the event that Company is determined by counsel or accountants for Tiger to be either a CFC or a FPHC as defined in the Code (or any successor thereto) with respect to the shares held by any Investor, Company agrees, to the extent permitted by law, to annually make dividend distributions to each Investor in an amount equal to fifty percent (50%) of any income deemed distributed to such Investor pursuant to either of the foregoing provisions.

(b)    The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by Investor pursuant to Section 1295 of the Code (or any successor thereto), the Company shall provide annual financial information to Investors in the PFIC Annual Information Statement (substantially in the form attached hereto as Exhibit L) and shall provide Investors with access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election. In the event that an Investor who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code (or any successor thereto), the Company agrees to make a dividend distribution to such Investor (no later than ninety (90) days following the end of the Investor’s taxable year) in an amount equal to fifty percent (50%) of the amount so included by such Investor.

(c)    The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Sections 6.4(a) and (b) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Sections 6.4(a) and (b).

(d)    Except to the extent that the Tiger elects otherwise, the Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes.

6.5    eLong Advertising.    The Company, the Subsidiary and the Founder will take all commercially reasonable actions to dissolve and wind up the affairs of eLong Advertising within two-hundred seventy (270) days of the date hereof. In the event such dissolution occurs, the Company, the Subsidiary and the Founder will take the necessary measures to transfer eLong Advertising’s equity ownership in eLong Airline to an appropriate party or nominee, as directed by the Company.

6.6    Intellectual Property.    In the event that all of the Intellectual Property has not been transferred to the Subsidiary as of the Closing, the Company and the Subsidiary shall use its best efforts to ensure that all Intellectual Property is transferred to the Subsidiary within two hundred seventy (270) days of the date hereof.

6.7    Employment Agreements.    Each employee of the Company, the Subsidiary and the PRC Entities shall execute an Employment Agreement in the form attached hereto as Exhibit F within thirty (30) days of the date hereof.

6.8    Indemnification by the Company.    After the date hereof, the Investors and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) shall be indemnified and held harmless by the Company for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with U.S. GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, a “Loss”), without adjustment for any insurance recovery or tax deduction relating thereto, arising out of or resulting from any tax liabilities owed to employees of the Company, the Subsidiary or any of the PRC Entities as a result of remuneration received by such employees before the date hereof, As used herein. “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Company Indemnified Parties in the absence of claims by third parties.

6.9    Use of Proceeds.    The Company and the Subsidiary shall use the proceeds from the sale of the Series A Preferred Shares as follows: (i) US$5,000,000 will be used to repurchase 1,800,000 Common Shares from Billable Development, Ltd., 1,000,000 Common Shares from Lawrence Auriana, 422,494 Common Shares from the Founder and 40,000 Common Shares from Ira S. Nordlicht and Helen S. Scott JTWROS, pursuant to documentation satisfactory to the Investors and (ii) US$10,000,000 will be used for expansion of its current business and for working capital.

6.10    Insurance Policies.

(a) So long as the Founder remains Chief Executive Officer of the Company, the Company and the Subsidiary shall use commercially reasonable efforts to obtain and/or maintain key man life insurance policies covering the Founder, provided that the insurance company and the details of such policies are reasonably acceptable to Tiger. Such policy shall name the Company as the beneficiary and shall not be cancelable without the prior approval of a majority in interest of the Investors.

(b)    The Company shall use commercially reasonable efforts to obtain and/or maintain a directors and officers liability insurance policy; provided such insurance policy is reasonably acceptable to Tiger.

(c)    Notwithstanding the foregoing, the provisions of this Section 6.10 shall terminate and be of no further effect upon the earlier of (i) the consummation by the Company of a firm commitment underwritten public offering of its Common Shares where the shares are subsequently primarily traded on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors, or (ii) the date on which Tiger ceases to own any securities of the Company.

6.11    Board of Directors Seat.    Upon the occurrence of the earlier of the following (i) the Company obtains a directors and officers liability insurance policy pursuant to Section 6.10(b) hereof or (ii) the Company receives a written waiver from Tiger of the provisions of Section 6.10(b) hereof, the Company shall cause Scott Shleifer to be elected as a director of the Company. Notwithstanding the foregoing, the provisions of this Section 6.11 shall terminate and be of no further effect upon the earlier of (i) the consummation by the Company of a firm commitment underwritten public offering of its Common Shares where the shares are subsequently primarily traded on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors, or (ii) the date on which Tiger ceases to own any securities of the Company.

6.12    Asset Transfer.    The Company shall cause the ICP Entity to enter into an assets transfer agreement with the Subsidiary with respect to all assets that have previously been transferred to the ICP Entity, and to acknowledge the outstanding payment to the Subsidiary, which totals approximately RMB500,000 within thirty (30) days of the date hereof.

6.13    Repayment of Loans.    The Company shall cause the ICP Entity and Asia Interactive to repay to the Subsidiary those funds previously provided for the purpose of investment in eLong Airline, and to attend to the related adjustments to those PRC Entities accounting records, as necessary within thirty (30) days of the date hereof.

6.14    Notarization Certificates.    Within ten (10) days of the date hereof, the Company shall obtain a notarization certificate for each of the documents required to be executed before a notary public under Section 4.18.

7.    Miscellaneous.

7.1    Survival of Warranties; Limitation of Liability.    The warranties and representations of the Founder that are contained in this Agreement shall survive until four (4) months after the Company has provided each Investor with audited financial statements for the twelve (12) month period ending December 31, 2003, which have been audited and certified by independent public accountants of internationally recognized standing who are approved by the Board of Directors, and any liability of the Founder (as applicable) to the Investors for breach of any such representation or warranty shall not be reduced or otherwise affected by any investigation and inquiry made by or on behalf of any Investor after the date of the Closing; provided, however, that (a) the Founder’s representations and warranties regarding authority (in Section 2.6) and any matter that is fraudulently or deliberately concealed by the party from whom indemnification is sought, (b) the Founder’s representations regarding capitalization matters (in Sections 2.2 and 2.3) and (c) the representations regarding tax matters (in Section 2.29) shall survive through the expiration of the relevant statute of limitations. The warranties and representations of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company. Except when another time period is specified herein, all of the covenants in this Agreement (including for indemnification) shall survive until they have been performed in full or waived in writing by the party hereto entitled to the benefit of such performance. Notwithstanding anything in this Section 7.1, any claim made by or on behalf of any Investor shall first be made against the Company and the Investor will exercise reasonable efforts to collect on such claim from the Company before any claim is made against the Founder. The Company’s liability for breach of any representation and warranty contained in this Agreement shall be limited to US$15,000,000, plus attorneys’ fees and costs, and the Founder’s liability for breach of any representation and warranty contained in this Agreement shall be limited to US$647,501.

7.2    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. Without limiting the right of the Investors to bring any action or proceeding arising out of or relating to this Agreement, any of the agreements annexed as Exhibits hereto or any of the transactions contemplated hereby or thereby (an “Action”) in the courts of other jurisdictions, each party hereto irrevocably submits in any Action to the jurisdiction of any New York State or Federal court sitting in New York City (“New York Courts”). Each of the Company and the Founder further agrees that, in the case of any Action instituted by either such party, the New York Courts shall have exclusive jurisdiction thereof, and the Company and the Founder may not institute an Action in any forum other than the New York Courts. Each party hereto consents to venue in the New York Courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any Action therein. Each party agrees that the summons and complaint or any other process in any Action may be served by notice given in accordance with Section 7.6, or as otherwise permitted by law.

7.4    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given; (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (o) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 7.6).

7.7    Finder’s Fee.    Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible.

The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its officers, employees or representatives is responsible.

7.8    Expenses.    The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is effected, the Company shall, at the Closing, by way of deduction from gross proceeds, pay the reasonable fees and out-of-pocket expenses up to $200,000 of Gunderson Dettmer, LLP, special counsel for the Investors. The Investors acknowledge that payment of Gunderson Dettmer, LLP’s fees by the Company raises a potential conflict of interest and hereby consents to the payment arrangement set forth herein. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Ancillary Agreements or the Restated Articles, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Conversion Shares issued or issuable upon conversion of the Series A Preferred Shares purchased hereunder. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

7.10    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.11    Aggregation of Shares.    All Preferred Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.12    Entire Agreement.    This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

[REMAINDER OF PAGE INTENTIALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ELONG, INC.

By:	/s/ Justin Yue Tang

Name:	Justin Yue Tang
Title:	Chairman & CEO

Address: Suite 604, union plaza 20 Chao Yang Men Wai Avenue, Beijing China 100020

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE

AGREEMENT FOR ELONG, INC.

FOUNDER:

/s/ Justin Yue Tang
Justin Yue Tang

Address: Suite 604, Union Plaza 20 Chao Yang Men Wai Avenue Beijing, China 100020

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE

AGREEMENT FOR ELONG, INC.

INVESTORS:

TIGER TECHNOLOGY PRIVATE
INVESTMENT PARTNERS, L.P.

By:	Tiger Technology PIP Performance, L.L.C., its General Partner

By:	/s/ Scott Shleifer

Name:	Scott Shleifer
Title:	Managing Director

Address: 101 Park Avenue, 48th Floor New York, NY 10178

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE

AGREEMENT FOR ELONG, INC.

INVESTORS (cont.):

TIGER TECHNOLOGY II, L.P.

By:	Tiger Technology Performance, L.L.C., its General Partner

By:	/s/ Scott Shleifer

Name:	Scott Shleifer
Title:	Managing Director

Address: Walker House, P.O, Box 908GT George Town, Grand Cayman Cayman Islands

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE

AGREEMENT FOR ELONG, INC.

INVESTORS (cont.):

BLUE RIDGE LIMITED PARTNERSHIP

By:	JAG Holdings LLC, General Partner

By:	/s/

Name:	Richard S. Bello
Title:	Managing Director

Address:

RMG HOLDINGS, LLC

By:	/s/
Name:	Richard M. Gerson
Title:	Managing Director

Address:

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE

AGREEMENT FOR ELONG, INC.